Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on December 18, 2015, by and among The Grilled Cheese Truck, Inc., a Nevada corporation (“GCT”) and GCT Lobos, Inc., a Nevada corporation and wholly owned subsidiary of GCT (“GCT Lobos” or the “Buyer”), on the one hand, and The Seawolf Group LLC, a California limited liability company (the “Seller”), on the other hand. Each of the GCT, GCT Lobos, and the Seller may be referred to as a “Party” and collectively as the “Parties.”

RECITALS:

A.          Seller is the owner and operator of a food truck business located out of Rosemead, California (the “Business”);

B.          Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the assets of the Business on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the Parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

For all purposes of this Agreement, the following terms have the meanings indicated:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Assigned Contracts” has the meaning set forth in Section 2.2(f) below.

“Assumed Liabilities” has the meaning set forth in Section 2.4 below.

“Bill of Sale” has the meaning set forth in Section 3.2(a) below.

“Business” has the meaning set forth in Recital A above.

“Business Financial Statements” has the meaning set forth in Section 4.4(a) below.

“Buyer” has the meaning set forth in the preamble to this Agreement.

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“Cash Consideration” has the meaning set forth in Section 2.6(b) below.

“Closing” means the consummation of the purchase and sale transaction contemplated by this Agreement, which shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

“Closing Date” means the date of the Closing.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Cure and Resolution Period” has the meaning set forth in Section 7.3(b) below.

“Demand Notice” has the meaning set forth in Section 7.3(a) below.

“Disclosure Schedule” means the Disclosure Schedule which identifies specific sections to which each such disclosure relates and is delivered to Buyer by Seller in connection with this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Employee” means those Persons employed by Seller in connection with the Business immediately prior to the Closing.

“Excluded Assets” has the meaning set forth in Section 2.3 below.

“Excluded Liabilities” has the meaning set forth in Section 2.5 below.

“Fixed Assets” has the meaning set forth in Section 2.2(a) below.

“GCT” has the meaning set forth in the preamble to this Agreement.

“GCT Lobos” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, assumed names, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) any manuals relating to operations, training, employment, including materials provided to any licensees.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Indemnitee” has the meaning set forth in Section 7.3 below.

“Indemnitor” has the meaning set forth in Section 7.3(a) below.

“Inventories” has the meaning set forth in Section 2.2(b) below.

“Joint Venture Agreement” has the meaning set forth in Section 6.1(f)(ii) below.

“Knowledge” of a given Person, and with respect to any fact or matter, the actual knowledge of the directors and executive officers of such Person and each of its Subsidiaries, together with such knowledge that such directors, executive officers and other employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

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“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means a liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” has the meaning set forth in Section 6.1(f)(i) below.

“LockUp Agreement” has the meaning set forth in Section 6.2(h)(iii) below.

“Losses” has the meaning set forth in Section 7.1 below.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, assets or prospects of the Business, (b) the value of the Transferred Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” has the meaning set forth in Section 4.7(a) below.

“Material Suppliers” has the meaning set forth in Section 4.10 below.

“Outside Closing Date” has the meaning set forth in Section 3.1 below.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means any statutory lien arising in the ordinary course of business by operation of law with respect to a Liability that is not yet due or delinquent.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.6(b) below.

“Receivables” has the meaning set forth in Section 2.2(c) below.

“Securities Act” has the meaning set forth in Section 4.16 below.

“Seller” has the meaning set forth in the preamble to this Agreement.

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“Shares” has the meaning set forth in Section 2.6(a) below.

“Tax” means any federal, state, local, foreign or other tax (whether income, sales, FICA, Medicare, use, franchise, excise, real or personal property or other kind of tax), assessment, levy, impost, withholding or other governmental charge and includes all interest and penalties thereon.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

“Transferred Assets” has the meaning set forth in Section 2.1 below.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1           Purchase and Sale. Except as otherwise provided in Section 2.3 below, Seller agrees to sell, assign, transfer, and convey, and Buyer agrees to purchase, accept, acquire, and take assignment and delivery of, all of the Business, assets, properties, goodwill, and rights of the Business as a going concern, of every nature, kind, and description, tangible and intangible wherever located and whether or not carried or reflected on the books and records of the Business (hereinafter sometimes called the “Transferred Assets”), free and clear of any Encumbrance of any kind whatsoever, except Permitted Encumbrances.

2.2           Transferred Assets. The Transferred Assets include the following:

(a)          all equipment, machinery, leasehold improvements, fixtures, computer hardware, business machines, furniture, supplies, fixed assets, and other tangible personal property (including spare and maintenance parts) used in or relating to the Business (the “Fixed Assets”) as set forth in Section 2.2(a) of the Disclosure Schedule;

(b)          all inventories (raw materials, work in process, and finished goods) of the Business (the “Inventories”) as set forth in Section 2.2(b) of the Disclosure Schedule;

(c)          all accounts or notes receivable and all claims of every description owned and receivable by the Business such as claims for rebates, deposits, and credits (the “Receivables”) as set forth in Section 2.2(c) of the Disclosure Schedule;

(d)          all Intellectual Property Assets as set forth in Section 4.9(a) of the Disclosure Schedule;

(e)          all Permits used in or related to the Business as set forth in Section 4.12(b) of the Disclosure Schedule.

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(f)          all rights and incidents of interest of Seller or the Business in and to the Contracts and Intellectual Property Licenses listed in Section 2.2(f) of the Disclosure Schedule (the “Assigned Contracts”);

(g)          all products and product ideas, product lines, product improvements, and product technology of the Business whether now being or heretofore researched and developed by or at the direction of Seller and all products previously researched, developed, or sold by the Business but now discontinued or on hold;

(h)          all claims, causes of action and rights of Seller against any Person, whether matured or unmatured, direct or indirect, known or unknown, or absolute or contingent to the extent related to the Transferred Assets as set forth in Section 2.2(h) of the Disclosure Schedule; and

(i)           all goodwill and the going concern value of the Business.

2.3           Excluded Assets. No interest in the following assets (the “Excluded Assets”) is being sold or otherwise transferred by Seller to Buyer under this Agreement:

(a)          any Contract related to employment arrangements with current or former employees;

(b)          any Contract or Intellectual Property License that is not an Assigned Contract;

(c)          Seller’s cash on hand;

(d)          any employee benefit plan established by Seller or the Business;

(e)          a refund or credit, if any, of Taxes due to Seller on account of the Business which cannot be assigned by law;

(f)          deposits with landlords, utilities, or any other vendor;

(g)          the organizational documents, minute books, books of account, Tax Returns and other records having to do with Seller. However, such documents shall be made available to Buyer for review upon Buyer’s reasonable request; and

(h)          Seller’s rights under this Agreement.

Notwithstanding the foregoing, Seller agrees to take reasonable steps to make available historical information about Seller and its business for the purpose of assisting Buyer in having its financial statements audited.

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2.4           Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the Liabilities arising after the Closing under the Assigned Contracts, but only to the extent that such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation of Seller on or prior to the Closing (collectively, the “Assumed Liabilities”).

2.5           Excluded Liabilities. Notwithstanding the provisions of Section 2.4 or any other provision of this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller of any kind or nature whatsoever whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, other than the Assumed Liabilities (the “Excluded Liabilities”).

2.6           Purchase Price. The purchase price for the Transferred Assets will be as follows:

(a)           six hundred fifty thousand (650,000) shares of Series B Convertible Preferred Stock of GCT, the rights, privileges and preferences of which are set forth in the Certificate of Designation attached hereto as Exhibit A (the “Shares”); and

(b)           an amount equal to any lease deposits as set forth in Schedule 2.2(f), plus the value of any inventory at the date of Closing, as set forth in Schedule 2.2(b) (the “Cash Consideration” and, together with the Shares, the “Purchase Price”).

2.7           Allocation of Purchase Price. The Parties agree that the Purchase Price for the Transferred Assets shall be allocated among the Transferred Assets in a manner that is consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, and that is reasonably acceptable to Buyer. Buyer and Seller agree that Seller will prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) Internal Revenue Service Form 8594 (and corresponding state tax forms), and provide a copy to Seller, who agrees to file an identical Form 8594 (and corresponding state tax forms). Such forms shall comply with such allocation which has been approved by Buyer.

ARTICLE III

CLOSING

3.1           Date and Place of Closing; Termination. The Closing will take place effective as of 11:59 pm, Pacific Time, on December 31, 2015 (the “Closing Date”) by the exchange of documents via facsimile and email. In the event the Closing does not take place on or before the Closing Date, Buyer may unilaterally extend the Closing Date for a thirty-day (30) period until January 31, 2016 (the “Outside Closing Date”). This Agreement may be terminated only by (a) the mutual consent of the Parties, (b) upon a material breach by any Party after giving the other Parties written notice and five (5) business days to cure the breach, or (c) by any Party after the Outside Closing Date.

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3.2           Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer all of the following:

(a)           a bill of sale, in form and substance satisfactory to Buyer and as set forth in Exhibit B (the “Bill of Sale”), duly executed by Seller, warranting, transferring, and conveying to Buyer, or Buyer’s designee, good and marketable title to all of the Fixed Assets and the Inventories;

(b)           a power of attorney in the form and substance satisfactory to Buyer and as set forth in Exhibit C, duly executed by Seller, allowing Buyer the right to demand and receive the Receivables and endorse checks received in connection with the Transferred Assets which may still be in the name of Seller;

(c)           such other customary instruments of transfer, assumption, filings or documents, in form and substance satisfactory to Buyer, as may be requested by Buyer;

(d)           copies, certified by Seller to be true and complete copies, of all of the Assigned Contracts, together with such bulk or individual assignments dated as of the Closing Date and consents of third parties or a statement by such third party as to the conditions which must be met before such consents are granted as may be necessary or desirable to effect a transfer to Buyer all of Seller’s rights and interests under such Assigned Contracts, all in form and substance satisfactory to Buyer;

(e)           possession of and title to all of the Transferred Assets, and Buyer will be entitled to full use and possession of the Transferred Assets as of the Closing Date;

(f)           all consents and approvals of Governmental Authorities, if required, and third parties, if required, to the transactions contemplated by this Agreement;

(g)           a certified UCC-1 (financing statement) search from the State of California, dated within ten days prior to the Closing Date, showing all financing statements filed against any of the Transferred Assets, plus copies of any and all such financing statements. Seller represents that no additional UCC-1s have been filed during such ten (10) day period and that there are no executed but unfiled UCC-1s;

(h)           copies of all judgments, if any, filed against Seller or any of the Transferred Assets; and

(i)            copies of all federal and state tax liens, if any, against Seller or any of the Transferred Assets.

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3.3           Deliveries by GCT. At the Closing, GCT shall deliver to Seller:

(a)           the Cash Consideration; and

(b)          the Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to GCT and the Buyer’s willingness to enter into and perform this Agreement, Seller represents and warrants to GCT and the Buyer, as of the Closing (unless otherwise specified in this Agreement), as follows:

4.1           Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

4.2           Authority of Seller. Seller has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and any other documents delivered hereunder, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

4.3           No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a)           conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller;

(b)           conflict with or result in a violation or breach of any provision of any Law applicable to Seller, the Business, or the Transferred Assets that would result in a Material Adverse Effect;

(c)           require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Transferred Assets are subject (including any Assigned Contract) that would result in a Material Adverse Effect; or

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(d)           result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Transferred Assets.

To Seller’s Knowledge, other than as set forth in the Disclosure Schedule, no consent, approval, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.4           Financial Statements.

(a)          Seller has previously delivered to Buyer the financial statements of the Business consisting of the balance sheet of the Business as of December 31 in each of the years 2013 and 2014 and the related statements of income and cash flow for the years then ended, and as of September 30, 2015 and the nine months then ended (collectively “Business Financial Statements”). The Business Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles and to the best of Seller’s knowledge are true, correct, complete, and not misleading.

(b)          The Business Financial Statements are complete and correct and have been prepared from and substantially conform with the books and records of the Business and present fairly the financial condition and results of operations of the Business as of the dates and for the periods indicated.

4.5           Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Business Financial Statements as of September 30, 2015, and (b) those which have been incurred in the ordinary course of business consistent with past practice since September 30, 2015 and which are not, individually or in the aggregate, in excess of $5,000.

4.6           Absence of Certain Changes, Events and Conditions. Since September 30, 2015, and except as listed on Section 4.6 of the Disclosure Schedule, none of the following has occurred, except that which would not have a Material Adverse Effect:

(a)          material change in any method of accounting or accounting practice for the Business;

(b)          entry into any Contract;

(c)          incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business or by the Business;

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(d)          transfer, assignment, sale, lien, or other disposition of any of the Transferred Assets or any other asset of the Business except in the ordinary course of business;

(e)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Transferred Assets;

(f)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any of the Intellectual Property;

(g)          material damage, destruction or loss, or any material interruption in use, of any Transferred Assets, whether or not covered by insurance;

(h)          grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employees, other than as provided for in any written agreements or consistent with past practice, or change in the terms of employment for any Employee;

(i)          loan to, or entry into any other transaction with, any member, manager or employee of Seller; or

(j)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7           Material Contracts.

(a)          Section 4.7 of the Disclosure Schedule lists each of the following Contracts (i) by which any of the Transferred Assets are bound or affected or (ii) to which Seller is a party or by which it is bound in connection with the Business or the Transferred Assets, excluding the contracts executed in association with this Agreement (such Contracts listed or otherwise disclosed in Section 4.7 of the Disclosure Schedule and all Contracts relating to the Intellectual Property set forth in Section 4.9(c) and Section 4.9(e) of the Disclosure Schedule, being “Material Contracts”):

(i)            all Contracts involving aggregate consideration in excess of $5,000 in the aggregate and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

(ii)           all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)          all Contracts that provide for the indemnification of any Person or the assumption of any tax, or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

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(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than 30 days’ notice;

(vii)         except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii)        all Contracts with any Governmental Authority;

(ix)           all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)            all joint venture, partnership or similar Contracts;

(xi)           all Contracts for the sale of any of the Transferred Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Transferred Assets;

(xii)          all powers of attorney with respect to the Business or any Transferred Asset;

(xiii)         all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xiv)         all other Contracts that are material to the Transferred Assets or the operation of the Business and not previously disclosed pursuant to this section.

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, to Seller’s Knowledge, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer. There are no disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Transferred Assets.

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4.8           Title to, and Sufficiency of, Transferred Assets.

(a)          Seller owns good, marketable title to all of the Transferred Assets, free and clear of any Encumbrance, title imperfection, or restriction of any kind whatsoever (whether accrued, absolute, contingent, or otherwise), except Permitted Encumbrances.

(b)          The Transferred Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. The exclusion of the Excluded Assets will not have a Material Adverse Effect on the Business.

(c)          The Inventories will be, at the Closing, no less than fifty percent (50%) of the average inventory value for the previous ninety (90) days, consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

4.9           Intellectual Property.

(a)          Section 4.9(a) of the Disclosure Schedule lists all Intellectual Property Assets, whether or not such Intellectual Property Asset is registered. All required filings and fees related to the Intellectual Property Assets, the lack of which would have a Material Adverse Effect, have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all registrations relating to the Intellectual Property Assets, the lack of which would have a Material Adverse Effect, are otherwise in good standing. Seller has provided Buyer, to Buyer’s satisfaction at the time of Closing, with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Assets.

(b)          Seller owns all rights, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor who worked on or with Intellectual Property Assets, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets. Seller is, to its Knowledge, in full compliance with all legal requirements applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.

(c)          Section 4.9(c) of the Disclosure Schedule lists all Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses that are Transferred Assets. All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

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(d)          The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by Seller and proposed to be conducted by Buyer have not, do not and will not, to Seller’s Knowledge, infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation.

(e)          Section 4.9(e) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are, to Seller’s Knowledge, in full compliance with the terms and conditions of such agreements, and no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

4.10         Suppliers. Section 4.10 of the Disclosure Schedule sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $500 for the period between July 1, 2015 to November 30, 2015 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.11         Legal Proceedings.

(a)          There are no legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business or the Transferred Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.12         Compliance with Laws; Permits.

(a)          To Seller’s Knowledge, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets.

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(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Transferred Assets, the lack of which would have a Material Adverse Effect, have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.12(b) of the Disclosure Schedule lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.12(b) of the Disclosure Schedule.

4.13         Employment Matters.

(a)          Section 4.13 of the Disclosure Schedule contains a list of all persons who are Employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation. Buyer shall have the right, in its sole discretion, to employ, retain, or contract with any of such persons.

(b)          Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and to Seller’s Knowledge, there are no labor organizations representing, purporting to represent or attempting to represent any Employee.

(c)          To Seller’s Knowledge, Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees. To Seller’s Knowledge, all individuals characterized and treated by Seller as consultants or contractors of the Business are properly treated as independent contractors under all applicable Laws.

4.14         Taxes.

(a)          All Tax Returns with respect to the Business required to be filed by Seller for any period prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.

(f)          There are no Encumbrances for Taxes upon any of the Transferred Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Transferred Assets (other than for current Taxes not yet due and payable).

4.15         Brokers. Except as set forth in Section 4.15 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4.16         Investment. Seller is acquiring the Shares for its own account, and not directly or indirectly for the account of any other person. Seller is acquiring the Shares for investment and not with a view to distribution or resale thereof except in compliance with the Securities Act of 1933 (the “Securities Act”) and any applicable state law regulating securities.

4.17         Registration of Securities. The shares being acquired by Seller are restricted shares and have not been registered under the Securities Act of 1933, as amended, or any similar state securities law. Therefore, the Seller must bear the economic risk of investment for an indefinite period of time. The Shares cannot and will not be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Neither Buyer, GCT, nor any representative of Buyer or GCT has made any representation, warranty, or covenant whatsoever as to whether any exemption from the Securities Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Securities Act is, or will become, available. Additionally, the Shares have not been registered or qualified under any applicable state law regulating securities and therefore the Shares cannot and will not be sold unless it is subsequently registered or qualified under any such act or an exemption therefrom is available. Neither Buyer, GCT, nor any representative of Buyer or GCT has made any representation, warranty, or covenant whatsoever as to whether any exemption from any such act is, or will become, available.

4.18         Access to Information. Seller acknowledges that Buyer has made available to it the opportunity to ask questions of and receive answers from Buyer’s and GCT’s management, including its officers and directors, concerning the terms and conditions of this Agreement and the business and financial condition of Buyer and GCT, and Seller has received such information about the business and financial condition of Buyer and GCT and the terms and conditions of the Agreement as it has requested. Seller understands that the Shares are speculative investments, which involve a high degree of risk of loss of Seller’s entire investment.

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4.19         Sophistication. Seller further represents and warrants that Seller has such business or financial expertise as to be able to protect Seller’s own interests in connection with an investment in the Shares. Seller further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of such investment. Seller also represents that it has not been organized for the purpose of acquiring securities. Seller further represents that it is being represented in this transaction by an attorney who is fully familiar with the securities laws affecting this transaction.

4.20         Schedules and Exhibits. All schedules, including the Disclosure Schedule, and exhibits to this Asset Purchase Agreement are true, complete, and accurate in all material regards.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GCT AND BUYER

As a material inducement to Seller’s willingness to enter into and perform this Agreement, GCT and Buyer, jointly and severally, hereby represent and warrant to Seller that:

5.1           Organization. GCT and Buyer are each a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and GCT is duly licensed, authorized and qualified to do business and in good standing in the State of California.

5.2           Authority.

(a)          This Agreement has been duly executed and delivered by GCT and Buyer. No other corporate proceedings on the part of GCT or Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)          This Agreement is a valid and binding obligation of GCT and Buyer enforceable against them in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by rules of law governing specific performance, injunctive relief or other equitable principles (regardless of whether such principles are considered in a proceeding at law or in equity).

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(c)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, or conflict with, or require any consent under, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of GCT or Buyer under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of GCT or Buyer or of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which they are a party, or by which they or any of their properties may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GCT or Buyer or any of their properties.

(d)          No consent or approval by, notice to or registration with any governmental or administrative authority or board is required on the part of GCT or Buyer in connection with the execution and delivery by GCT or Buyer of this Agreement, or the performance by GCT or Buyer of any of the transactions contemplated thereby.

5.3           Fees or Commissions. Except as set forth in Schedule 5.3, GCT and Buyer (including their officers, directors and employees) have not employed any broker, agent or finder or incurred any Liability for any brokerage fees, agent’s commissions or finder’s fee or similar obligation in connection with the transactions contemplated in this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING; COVENANTS

6.1           Conditions to Obligation of Seller. The obligation of the Seller to consummate the transactions in connection with the Closing is subject to satisfaction of the following conditions:

(a)          the representations and warranties set forth in Article 5 above shall be true and correct in all material respects at and as of the Closing;

(b)          GCT and Buyer shall have performed and complied with all of their covenants hereunder that are to be performed prior to Closing;

(c)          no action, suit, or proceeding shall be pending or threatened before any court or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the transactions contemplated hereby, (B) cause the transactions contemplated hereby to be rescinded following their consummation, or (C) affect adversely the right of Buyer to own the Transferred Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or prohibiting consummation of said transactions;

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(d)          all actions to be taken by GCT and Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments of assumption, instruments and other documents required to effect the transactions will be reasonably satisfactory in form and substance to Seller;

(e)          Seller, and its officers, directors and agents, shall be released from all disclosed obligations under any Assigned Contracts;

(f)          Buyer shall, simultaneous with the execution of this Agreement and the Closing, enter into the following agreements, to be executed simultaneously herewith.

(i)         a License Agreement in the form attached hereto as Exhibit D (the “License Agreement”); and

(ii)        a Joint Venture Agreement in the form attached hereto as Exhibit E (the “Joint Venture Agreement”).

6.2           Conditions to Obligation of GCT and Buyer. The obligation of GCT and the Buyer to consummate the transactions in connection with the Closing are subject to satisfaction of the following conditions:

(a)          the representations and warranties set forth in Article 4 above shall be true, correct, complete and not misleading in all material respects at and as of the Closing and the information contained in all of the schedules and Exhibits to this Asset Purchase Agreement shall be true, correct, complete and not misleading in all material regards;

(b)          Seller shall have performed and complied with all of its covenants hereunder that are to be performed prior to Closing;

(c)          no action, suit, or proceeding shall be pending or threatened before any court or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the transactions contemplated hereby, (B) cause the transactions contemplated hereby to be rescinded following their consummation, or (C) affect adversely the right of Buyer to own the Transferred Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or prohibiting consummation of said transactions;

(d)          all actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments of assumption, instruments and other documents required to effect the transactions will be reasonably satisfactory in form and substance to Buyer;

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(g)          completion of all bulk sales notices;

(h)          Seller shall, simultaneous with the execution of this Agreement and the Closing, enter into the following agreements, to be executed simultaneously herewith:

(i)        the License Agreement;

(ii)       the Joint Venture Agreement; and

(iii)      a LockUp Agreement in the form attached hereto as Exhibit F (the “LockUp Agreement”).

(i)          the unanimous consent of Seller’s members, satisfactory to the Buyer in the Buyer’s sole discretion, approving this Agreement and authorizing the transactions contemplated herein shall have been obtained.

6.3           Public Announcements. Unless otherwise required by Law, neither Seller nor GCT or Buyer shall make any public announcements regarding this Agreement, the terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party. It is acknowledged that GCT, Buyer’s parent company, is a public company and that it may make such public announcements as it deems appropriate, in its sole discretion, under the securities laws.

6.4           Receivables. From and after the Closing, if Buyer or one of its affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its affiliate, as applicable, shall remit such funds to Seller within five (5) business days after its receipt thereof.

6.5           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

6.6           Third Party Consents. To the extent that Seller’s rights under any Assigned Contract or Permit constituting a Transferred Asset, or any other Transferred Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Transferred Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Transferred Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Transferred Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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6.7           Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other documents to be delivered hereunder.

6.8           Confidentiality. At all times following the Closing, Seller will not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Business, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by Seller, and (b) to the extent that disclosure of such information is required by law or legal process (but only after Seller has provided Buyer with reasonable notice and opportunity to take action against any legally required disclosure).

ARTICLE VII

INDEMNITY

7.1           Indemnity by Seller. Seller will indemnify, reimburse, defend and hold harmless GCT and the Buyer and their subsidiaries, officers and directors from and against and in respect of any and all demands, claims, actions, causes of action, assessments, fines, losses, damages, liabilities, interest, penalties, costs, and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith) (“Losses”) resulting from, arising out of, relating to, or incurred by reason of: (a) any breach of any representation, warranty, covenant, or agreement of Seller contained in this Agreement or any agreement, certificate, instrument, or document executed and delivered by Seller pursuant hereto; and (b) the operation of the Business by Seller and its agents and employees prior to the Closing Date.

7.2           Indemnity by GCT and Buyer. GCT and the Buyer, jointly and severally, will indemnify, reimburse, defend, and hold harmless Seller and its subsidiaries, parents, officers and directors from and against and in respect of any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (a) any breach of the representations and warranties in this Agreement by GCT or Buyer and (b) the operation of the Business by Buyer and its agents and employees after the Closing Date.

7.3           Method of Asserting Claims. All claims for indemnification by either Party (the “Indemnitee”) under this Article VII will be asserted and resolved as follows:

(a)          If either Party incurs a Loss, that Party, as Indemnitee, may give written notice (the “Demand Notice”) of the Indemnitee’s demand for reimbursement and indemnification to the other Party (the “Indemnitor”). The Demand Notice will describe in reasonable detail the nature of, and will state the amount of, the Loss or Losses.

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(b)          For a period of ten (10) business days after the Indemnitee gives the Demand Notice (the “Cure and Resolution Period”):

(i)          the Indemnitor will have an opportunity to cure and remedy any event causing a Loss; and

(ii)          the Parties will attempt to negotiate in good faith a resolution and settlement of the subject matter of the Demand Notice satisfactory to all Parties.

(c)          If the Indemnitee still is not satisfied with the cure or the status of negotiations at the end of the Cure and Resolution Period, then the Indemnitee may pursue any and all remedies available under this Agreement, at law, and in equity, as the Indemnitee considers appropriate. The Indemnitor shall also have the right to take any reasonable action that it deems necessary to recover for any Losses for which it is held responsible and for which the Indemnitee has not taken reasonable steps to ameliorate such Losses.

7.4           Third-Party Claims. If a claim giving rise to indemnification hereunder results from, or arises out of, any Action by a Person who is not a party to this Agreement, the Indemnitor, at its sole cost and expense and upon written notice to the Indemnitee, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnitor does not assume the defense of any such Action, the Indemnitee may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnitor, on such terms as the Indemnitee may deem appropriate and no action taken by the Indemnitee in accordance with such defense and settlement shall relieve the Indemnitor of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnitor shall not settle any Action without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5           Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.6           Limitation. Notwithstanding the foregoing in this Article VII, the Parties shall not be liable under this Article VII for any Losses unless and until the aggregate amount of Losses incurred or suffered by the indemnified Party for which such Party is entitled to recovery under this Agreement exceeds an aggregate of Fifty Thousand Dollars ($50,000), at which point the indemnitor Party shall be liable for all Losses.

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ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1          Nature and Survival of Representations. All representations and warranties of Seller and Buyer made in this Agreement (including in the Disclosure Schedule) will survive the Closing Date and shall remain in full force and effect for twenty four (24) months following the Closing, unless otherwise explicitly extended by the terms of this Agreement.

8.2          No Merger. The covenants, terms, and provisions of this Agreement will survive the Closing.

ARTICLE IX

MISCELLANEOUS

9.1          Amendment or Supplement; Waiver. This Agreement may only be amended or supplemented by mutual written agreement of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.2          Expenses. Each Party hereto will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own brokers, financial consultants, accountants and counsel.

9.3          Entire Agreement. This Agreement (including all exhibits and schedules attached hereto), and the Closing documents being executed herewith contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

9.4          Assignment. None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person, except that GCT or the Buyer may assign all its rights and obligations hereunder to any of its subsidiaries without any other Party’s consent, but such assignment by GCT or the Buyer will not relieve it of its obligations for the ultimate performance thereof.

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9.5          Notices. All notices and other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by overnight express addressed as follows:

If to Buyer:	GCT Lobos, Inc.
Attn: President
151 North Nob Hill Road, Suite 321
Fort Lauderdale, FL 33324

If to GCT:	The Grilled Cheese Truck, Inc.
Attn: President
151 North Nob Hill Road, Suite 321
Fort Lauderdale, FL 33324

with a copy to:	Clyde Snow & Sessions
Attn: Brian A. Lebrecht
201 South Main Street, Thirteenth Floor
Salt Lake City, UT 84111

If to Seller:	The Seawolf Group, LLC
Attn: President
4470 W. Sunset Blvd, Suite 480
Los Angeles, CA 90027

or at such other address as GCT, Buyer or Seller may designate by ten (10) days advance written notice to the other Party hereto.

9.6          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.

9.7          Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF LOS ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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9.8          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.9          Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

9.10        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.11        Counterparts/Fax Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signatures transmitted via facsimile transmission will constitute original signatures.

9.12        Litigation Expenses. If any action, suit or proceeding is brought by a Party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the prevailing Party incident to such proceeding, including reasonable attorney fees, will be paid by the other Party.

9.13        Exhibits and Schedules. All exhibits and schedules (including the Disclosure Schedule) attached to this Agreement are incorporated into this Agreement by reference.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the dates shown below, effective as of the day and year first above written.

BUYER:

GCT LOBOS, INC.

Date: December 18, 2015	By:	/s/ Algie Hodges
Name: Algie Hodges
Title: President

GCT:

THE GRILLED CHEESE TRUCK, INC.

Date: December 18, 2015	By:	/s/ Algie Hodges
Name: Algie Hodges
Title: Chief Executive Officer

SELLER:

THE SEAWOLF GROUP, LLC

Date: December 18, 2015	By:	/s/ Jasmine Wolf
Name: Jasmine Wolf
Title: Managing Member

Signature Page to Asset Purchase Agreement

Disclosure Schedules:	Exhibits:
2.2(a) – Fixed Assets	A – Certificate of Designation
2.2(b) – Inventories	B – Bill of Sale
2.2(c) – Receivables	C – Special Power of Attorney
2.2(f) – Assigned Contracts	D – License Agreement
2.2(h) – Litigation	E – Joint Venture Agreement
4.6 – Absence of Certain Changes, Events and Conditions	F – LockUp Agreement
4.7 – Material Contracts
4.9(a) – Intellectual Property Assets
4.9(c) – Intellectual Property Licenses
4.9(e) – Licenses
4.10 – Suppliers
4.12(b) – Permits
4.13 – Employees
4.15 – Brokers
5.3 – Brokers